[MALONE & BAILEY LETTERHEAD]



April 21, 2004


Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

Gentlemen:

We have read the statements made by Reality Wireless Networks, Inc., which we understand will be filed with the Commission, pursuant to Item 4 of the Form 8-K, as part of the Company's Form 8-K report dated April 21, 2004. We agree with the statement concerning our Firm in such Form 8-K.


Yours truly,

/s/ Malone & Bailey, PLLC